EXHIBIT 99

NEWS RELEASE

Media Relations Contact Salena Gallo 612-587-2522 salena.gallo@retek.com	Investor Relations Contact Al Galgano 612-587-2485 al.galgano@retek.com

Retek Announces a 100 Percent Increase In Quarterly GAAP EPS

Third Quarter Performance Exceeds Analyst Consensus Estimates

MINNEAPOLIS — October 20, 2004 — Retek Inc. (NASDAQ: RETK) today reported results for its third quarter ended September 30, 2004:

•	The Company reported basic and diluted net income of $0.04 per share for the third quarter of 2004, compared with a net loss of $0.05 per share for the third quarter of 2003 and net income of $0.02 per share for the second quarter of 2004.

•	On a non-GAAP operational basis, which excludes non-cash expenses for stock-based compensation, amortization of intangibles, accelerated depreciation, and certain other non-cash charges, and which includes an estimated provision for income taxes, the Company reported a net non-GAAP profit of $0.06 per share for the third quarter of 2004 compared with a breakeven performance for the third quarter of 2003 and a net non-GAAP profit of $0.04 per share for the second quarter of 2004.

•	Total revenue was $41.3 million and software license and maintenance revenue was $24.3 million for the third quarter of 2004 compared with total revenue of $43.8 million and software license and maintenance revenue of $23.7 million, for the third quarter of 2003. For the second quarter of 2004, the Company reported total revenue of $45.5 million and software license and maintenance revenue of $25.6 million.

•	Services revenue was $17.1 million for the third quarter of 2004 compared with $20.1 million for the third quarter of 2003 and $20.0 million for the second quarter of 2004. The decline in services revenue was mainly due to lower levels of custom modification work and the timing of implementations preceding the release of Retek Xi.

•	The contract value for software license fees signed during the third quarter was $18.1 million, nearly a threefold increase from the $6.4 million signed in the second quarter of 2004.

Total third quarter gross margin, excluding non-cash purchased software amortization, increased 140 basis points, to 53.9 percent, as compared to the prior quarter, due to lower levels of funded development license revenue during the period. GAAP gross margin, which includes non-cash purchased software amortization, was 52.2 percent for the third quarter.

The timing of cash collections and delayed deal closings impacted several key financial metrics. Cash and investments declined 3.8 percent, to $89 million, as of September 30, 2004 compared to June 30, 2004, while deferred revenue declined to $38 million, from $46 million, during the same period. Days sales outstanding (DSO) was 84 days for the third quarter of 2004 and remains within the company’s targeted range of 70 to 90 days. While the timing of collections did impact certain balance sheet items, collections made subsequent to quarter end have reversed this impact, and those financial metrics are now more in line with prior expectations.

Commenting on the results, Retek’s President and CEO Marty Leestma said, “I am very excited with our financial results this quarter and with our positioning for the future. We’ve firmly demonstrated the leverage and scalability of our earnings model. In the third quarter, we achieved one of our highest levels of earnings per share, recorded a nearly threefold sequential increase in signed license contract values, saw further expansion of gross margin levels and generated more than $5 million of operational income, prior to the related income tax provision. The re-alignment of Retek into solution units has resulted in an organization that can generate profits in a challenging environment.

I am also very energized by our recent launch of Retek Xi, the next generation of our retail application suite. The release is receiving very favorable feedback from both industry analysts and clients. According to industry analysts, the release of Xi is a groundbreaking event for retail software. The new and enhanced functionality, with best-in-class integration capabilities, should continue to energize the sales pipeline and increase deal activity with both existing customers and new prospects.

Our new technology platform, coupled with the re-alignment into solution units, positions us well as we head into 2005. We believe that retailers must and will become very focused on strategies that will increase market penetration and share. Our products and go-to-market strategies play well in this environment.

Given the current market dynamics, we continue to focus on expense management in an effort to drive profitability during this challenging period. We continue to see the benefits of the scaleable model we have created by moving the organization to the recently announced solution unit structure. We would expect to see some continued impact in the fourth quarter and into next year, as operating expense levels decline and margins improve.”

Looking ahead to the fourth quarter of 2004, the Company anticipates total revenue to be in the range of $40 million to $43 million, software license and maintenance revenue to be in the range of $22 million to $24 million and non-GAAP operational income to be in the range of $0.03 to $0.05 per share.

About Retek Inc.
Retek Inc. (Nasdaq: RETK) is a leading provider of mission-critical software and services to the retail industry. Retek Xi integrates collaborative software with patented predictive technologies, consulting services, and the best practices of customers and partners to help retailers create, manage and fulfill consumer demand. Retek’s mission is to make our customers the most successful retailers in the world. Leading global retailers, including Tesco, Best Buy, Gap, Sainsbury’s, Eckerds and Selfridges use Retek solutions. Retek is a trademark of Retek Inc. Other names may be trademarks of their respective owners.

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance and may, in some cases, be identified by terminology such as “may”, “must”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of these terms or other comparable terminology. Any such statements, including the Company’s estimates of revenue and non-GAAP operational income for the fourth quarter of 2004; the adoption by prospective new customers of the Retek Xi platform, and upgrades by existing customers; and acceptance of the sales solution unit approach are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, without limitation, fluctuations in our quarterly operating results, our restructuring plans and cost reduction measures failing to achieve the desired results, on-going litigation that may result in substantial costs and diversion of management’s attention and resources, the demand for and market acceptance of our software solutions, retailers spending allocated budgets, our ability to develop and market new products on a timely basis, general economic conditions in the retail industry and other risks and uncertainties that are described from time to time in the Company’s Annual Report on Form 10-K for year ended December 31,2003, and other reports filed with the Securities and Exchange Commission.

Retek Inc.
Consolidated Statements of Operations
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2004	2003	2004	2003
Revenue:
License and maintenance	$24,279	$23,695	$75,911	$65,559
Services and other	17,052	20,102	58,569	58,690

Total revenue	41,331	43,797	134,480	124,249
Cost of revenue:
License and maintenance	7,232	7,249	23,843	19,584
Non-cash purchased software amortization	679	738	2,036	2,749

Total cost of license and maintenance revenue	7,911	7,987	25,879	22,333
Services and other	11,833	14,402	41,162	43,737

Total cost of revenue	19,744	22,389	67,041	66,070

Gross profit	21,587	21,408	67,439	58,179

Operating expenses:
Research and development	8,236	11,543	27,103	33,812
Sales and marketing	7,100	7,973	24,363	26,670
General and administrative	2,781	3,347	7,852	11,683
Acquisition related amortization of intangibles	1,578	1,573	4,739	5,015
Restructuring expense	—	49	—	168

Total operating expenses	19,695	24,485	64,057	77,348

Operating income (loss)	1,892	(3,077)	3,382	(19,169)

Other income, net	1,002	341	1,116	1,100

Income (loss) before income tax provision	2,894	(2,736)	4,498	(18,069)
Income tax provision	636	5	969	175

Net income (loss)	$2,258	$(2,741)	$3,529	$(18,244)

Basic net income (loss) per common share	$0.04	$(0.05)	$0.06	$(0.34)

Weighted average shares used in computing basic net income (loss) per common share	55,946	53,944	55,515	53,589

Diluted net income (loss) per share	$0.04	$(0.05)	$0.06	$(0.34)

Weighted average shares used in computing diluted net income (loss) per share	56,420	53,944	57,309	53,589

Retek Inc.
Reconciliation from GAAP to non-GAAP Operational Income
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2004	2003	2004	2003
GAAP operating income (loss)	$1,892	$(3,077)	$3,382	$(19,169)
Acquisition related amortization	2,257	2,311	6,775	7,764
Compensation non-cash charges	7	262	25	1,259
Restructuring accrual adjustment	—	49	—	168
Accelerated depreciation related to lease abandonment	—	219	—	1,908
CEO severance costs	—	—	—	700
Non-operational accrual adjustment	—	—	—	(390)
Other income, net	1,002	341	1,116	1,100

Operational income (loss) before operational income tax provision (benefit)	5,158	105	11,298	(6,660)

Non-GAAP operational income tax provision (benefit)	1,934	39	4,237	(2,498)

Non-GAAP operational income (loss)	$3,224	$66	$7,061	$(4,162)

Non-GAAP basic operational income (loss) per share	$0.06	$0.00	$0.13	$(0.08)

Shares used in computing basic operational income (loss) per share	55,946	53,944	55,515	53,589

Non-GAAP diluted operational income (loss) per share	$0.06	$0.00	$0.12	$(0.08)

Shares used in computing diluted operational income (loss) per share	56,420	55,756	57,309	53,589

We provide operational income (loss) and operational income (loss) per share in the press release as additional information for our operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States and may be different from operational income and per share measures used by other companies. Operational income has been adjusted to exclude the effects of non-cash expenses for stock-based compensation, amortization of intangibles, accelerated depreciation, and non-operational accrual adjustments. We believe this presentation of operational income and operational income per share provides useful information to investors regarding certain additional financial and business trends relating to our financial condition and results of operations. The effective operational income tax rate used in calculating operational income (loss) is 37.5%. This effective tax rate is an assumed rate and is not the same as the effective income tax rate that we would report if this income (loss) were computed using generally accepted accounting principles in the United States.

Retek Inc.
Consolidated Balance Sheet
(Unaudited, in thousands)

	Sept. 30,	Dec. 31,
	2004	2003
Assets
Cash and cash equivalents	$29,844	$54,275
Investments	45,479	36,287
Accounts receivable, net	38,606	33,699
Other current assets	5,966	5,827

Total current assets	119,895	130,088

Investments	13,624	3,658
Property and equipment, net	9,754	12,227
Intangible assets, net	9,433	18,208
Goodwill	13,817	13,817
Other assets	246	231

Total assets	$166,769	$178,229

Liabilities and stockholders’ equity
Accounts payable	$10,146	$15,739
Accrued liabilities	8,059	10,410
Accrued restructuring costs	1,914	2,757
Deferred revenue	29,928	32,000
Note payable	14	78

Total current liabilities	50,061	60,984

Accrued restructuring, net of current portion	10,531	11,717
Deferred revenue, net of current portion	8,539	16,617

Total liabilities	69,131	89,318
Stockholders’ equity
Common stock	560	547
Paid-in-capital	288,519	283,449
Deferred stock compensation	(27)	(45)
Accumulated other comprehensive income	2,407	2,310
Accumulated deficit	(193,821)	(197,350)

Total stockholders’ equity	97,638	88,911

Total liabilities and stockholders’ equity	$166,769	$178,229